UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant  ☒       Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

RENT THE RUNWAY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

10 Jay Street
Brooklyn, NY 11201
May 22, 2025
To our stockholders:
I am pleased to invite you to attend Rent the Runway, Inc.’s 2025 Annual Meeting of Stockholders to be held on Tuesday, July 8, 2025 at 8:30 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.
Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 4 of the proxy statement.
On behalf of the Board of Directors and the management team, thank you for your ongoing support of and continued interest in Rent the Runway.
Sincerely,

Jennifer Hyman
Co-Founder, Chair, CEO & President
Rent the Runway, Inc.

Notice of 2025 Annual
Meeting of Stockholders
Date: July 8, 2025
Time: 8:30 a.m. Eastern Time
Place: www.virtualshareholdermeeting.com/RENT2025
Record Date: May 13, 2025
Meeting Agenda:
•
Elect Tim Bixby, Jennifer Fleiss and Daniel Rosensweig as Class I directors to serve until the 2028 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026; and
•	Transact any other business that may properly come before the Annual Meeting.
Holders of record of our outstanding shares of capital stock, composed of Class A common stock and Class B common stock, at the close of business on May 13, 2025, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the 10 days prior to the Annual Meeting for a purpose relevant to the meeting by sending an email to investors@renttherunway.com and stating the purpose of the request and providing proof of ownership of Rent the Runway stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or other nominee and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, trustee, or other nominee.

Cara Schembri
Chief Legal & Administrative Officer
May 22, 2025
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be Held on July 8, 2025: The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

Proxy Overview
This overview does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
References in this Proxy Statement to (i) “we,” “us,” “our,” “ours,” “RTR,” “Rent the Runway” and the “Company” refer to Rent the Runway, Inc. and its subsidiary and (ii) “stockholders” refers to holders of our Class A common stock and Class B common stock.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended January 31, 2025 (the “2024 Annual Report”) will be released on or about May 22, 2025 to our stockholders on the Record Date. On the same date, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2024 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2024 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Meeting Date: July 8, 2025
Record Date: May 13, 2025
Meeting Time: 8:30 a.m. Eastern Time
Virtual Meeting Only: www.virtualshareholdermeeting.com/RENT2025
Agenda:

	Proposal	Board Recommendation	Reference Page
Proposal 1	The election of Tim Bixby, Jennifer Fleiss, and Daniel Rosensweig as Class I directors to serve until the 2028 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified	For all nominees	8
Proposal 2	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026	For	23

Important Note Regarding the 2024 Reverse Stock Split: In March 2024, following stockholder approval, we effected a 1-for-20 reverse stock split of our outstanding shares of Class A common stock and Class B common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective on April 2, 2024 and our shares began trading on a post-split basis on April 3, 2024. Accordingly, all share and per share amounts for all periods presented in this Proxy Statement have been retroactively adjusted to reflect the Reverse Stock Split. In addition, all equity awards and warrants outstanding immediately prior to the Reverse Stock Split were proportionately adjusted.

1

About Rent the Runway
Our mission is to power women to feel their best every day.
We give customers ongoing access to our “unlimited closet” — with thousands of styles by hundreds of designer brands — through our Subscription offering or the ability to rent a-la-carte through our Reserve offering. We also give our subscribers and customers the ability to buy our products through our Resale offering, which offers customers pre-loved styles from our closet at a discount to retail price, up to 90% off of designer retail value. These offerings allow us to engage and serve our subscribers and customers across diverse use cases from everyday life to special occasions. We have served approximately 3 million lifetime customers across all of our offerings, and we had 164,004 ending total subscribers1 (active and paused) as of January 31, 2025. We had 119,778 Active Subscribers2 as of January 31, 2025. The majority of our revenue is highly recurring and is generated by our subscribers. For both the years ended January 31, 2025 and 2024, 88% of our total revenue (including Reserve and Resale revenue) was generated by subscribers while they were active or paused.
We have created a two-sided discovery engine: customers find new brands they love and brand partners find new customers they need. For customers, we unlock freedom of self-expression through access to our “Unlimited Closet” that has a constantly rotating supply of styles for all occasions, seasons, moods and price points. This leads to deep engagement with our platform as customers discover new brands they love. Brand partners are able to tap into our large, engaged community to discover new customers and get unparalleled data insights. All of this helps them grow their businesses and encourages them to partner more closely with us over time.
Fiscal Year 2024 Business Highlights
We have achieved the following operating and financial results for the years ended January 31, 2025 and 2024, respectively:
•	Revenue was $306.2 million and $298.2 million, respectively, representing 2.7% growth year-over-year;
•	119,778 and 125,954 ending Active Subscribers (excluding paused subscribers), respectively, representing a change of (5)% year-over-year;
•	132,574 and 135,211 Average Active Subscribers[3], respectively, representing a change of (2)% year-over-year;
•	164,004 and 173,247 ending Total Subscribers (including paused subscribers), respectively, representing a change of (5)% year-over-year;
•	Gross Profit was $115.9 million and $119.7 million, respectively, representing a gross margin of 37.9% and 40.1%, respectively;
•
Net Loss was $(69.9) million and $(113.2) million, respectively. Net Loss as a percentage of revenue was (22.8)% and (38.0)%, respectively, and included $0.2 million and $3.1 million of restructuring and related charges, respectively;

•	Adjusted EBITDA was $46.9 million and $26.9 million, respectively, representing an Adjusted EBITDA margin of 15.3% and 9.0%, respectively;
•	Net cash (used in) provided by operating activities was $12.9 million and $(15.7) million, and net cash used in investing activities was $(20.1) million and $(54.6) million, respectively;
•	Net cash used in operating activities as a percentage of revenue was 4.2% and (5.3)%, and net cash used in investing activities as a percentage of revenue was (6.6)% and (18.3)%, respectively; and
•	Cash and Cash Equivalents was $77.4 million and $84.0 million, respectively.
[1]
Ending total subscribers represents the number of subscribers with an active or paused membership as of the last day of the period and excludes subscribers who had an active or paused subscription during the period, but ended their subscription prior to the last day of the fiscal period.

[2]	Active Subscribers is defined as ending total subscribers as of period end, excluding paused subscribers.
[3]
Average Active Subscribers represents the mean of the beginning of quarter and end of quarter Active Subscribers for a quarterly period; and for other periods, represents the mean of the Average Active Subscribers of every quarter within that period.

2

Corporate Governance
Key Highlights
We carefully consider our corporate governance practices and believe that they are appropriately tailored to our business and promote the long-term interests of our stockholders. Our corporate governance practices include:
•	All directors on the Board of Directors are independent, except for our CEO
•	All of our committee members are independent
•	Regular executive sessions of independent directors
•	Board composed of sophisticated, engaged directors with diverse relevant expertise
•	Board and committees with an active role in risk management oversight
•	Robust code of conduct applicable to directors, officers, and employees
•	Periodic Board of Directors and committee self-evaluations
•
Periodic reviews of our corporate governance structure, including committee charters, corporate governance guidelines, and code of conduct, to ensure they are appropriate for a company of our stage of development and market size

•	Policy of no pledging without prior Board of Directors approval and no hedging of RTR shares for current employees and directors

3

Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because the Board of Directors of Rent the Runway is inviting you to vote (by soliciting your proxy) at our Annual Meeting of Stockholders on July 8, 2025 at 8:30 a.m., Eastern Time. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on May 13, 2025, the record date, are entitled to attend and vote at the Annual Meeting. There were approximately 3,866,254 shares of Class A common stock and 155,634 shares of Class B common stock outstanding on May 13, 2025 entitled to vote.
The meeting webcast will begin promptly at 8:30 a.m., Eastern Time, and will be accessible at www.virtualshareholdermeeting.com/RENT2025. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m., Eastern Time, and you should allow ample time for the check-in procedures.
How many votes per share do I have?
Each share of our Class A common stock has one vote per share and each share of our Class B common stock has 20 votes per share. Our Class A and Class B common stock will vote together as a single class on all matters to be voted upon at the Annual Meeting.
How do I vote in advance of the meeting?
If, on May 13, 2025, your Rent the Runway shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record, and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting electronically.
If, on May 13, 2025, your shares were held in “street name” through a broker, bank, trustee or other nominee, you will receive instructions on how to vote from the broker, bank, trustee or other nominee. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain brokers, banks, trustees and other nominees. If your shares are held in “street name,” you may visit www.proxyvote.com and enter the 16-digit control number included in the Internet Notice or voting instruction card provided to you by your broker, bank, trustee or other nominee. If you hold your shares in street name and you did not receive a 16-digit control number, you may need to log in to your broker’s, bank’s, trustee’s or other nominee’s website to access the meeting and vote. Instructions should also be provided on the Internet Notice or voting instruction card provided by your broker, bank, trustee or other nominee.

If you choose to vote by proxy, you may do so:
By Internet	You can vote over the internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
By Telephone	You can vote by telephone by calling toll-free 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
By Mail	You can vote by mail by signing, dating, and mailing the proxy card (if you received one by mail) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4

Can I ask questions at the Annual Meeting?
In order to ensure stockholders are afforded the same rights and opportunities to participate in the Annual Meeting as an in-person meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters.
Only stockholders of record as of the record date for the Annual Meeting and their proxy holders who have logged in using a 16-digit control number may submit questions.
You will be able to ask questions by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/RENT2025 and typing your question in the box in the Annual Meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question that is relevant to the Annual Meeting or Rent the Runway’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Rent the Runway’s management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.
What if I need technical assistance accessing or participating in the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log in page. Technical support will be available starting at 8:15 a.m. Eastern Time on July 8, 2025.
What is the deadline for voting?
If you are a stockholder of record, your ability to vote by proxy by internet or telephone will end at 11:59 p.m. Eastern Time on July 7, 2025. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible. You will also be able to vote by attending and voting at the virtual Annual Meeting on July 8, 2025. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Annual Meeting.
If your Rent the Runway shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.
If your Rent the Runway shares are held in an account with a broker, bank, trustee or other nominee, and you do not instruct your broker, bank, trustee or other nominee how to vote your shares, your broker, bank, trustee or other nominee may still be able to vote your shares in its discretion. In this regard, brokers and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposal No. 1 (Election of Directors) is considered to be “non-routine” under applicable exchange rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions, which would result in a “broker non-vote.” Proposal No. 2 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker, bank, trustee, or other nominee to ensure that your vote will be counted.

5

What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of our auditors, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of our auditors.
What if I return a proxy card but do not make specific choices?
If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on July 8, 2025 by:
•	providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);
•	submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or
•	attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also vote at the virtual Annual Meeting.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.
How many votes are required to approve each proposal?

Proposal	Vote Required for Approval	Effect of Votes Withheld or Abstentions, as applicable	Effect of Broker Non-Votes*
1. Election of Directors	Directors are elected by a plurality of the votes cast. The three director nominees receiving the highest number of “FOR” votes will be elected.	Votes withheld have no effect	No effect. Brokers may not vote the shares if not instructed by the beneficial owner, as this matter is considered “non-routine.”
2. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Abstentions have no effect
Not applicable. Brokers may vote the shares if not instructed by the beneficial owner, as this matter is considered “routine.” Therefore, we would not expect broker non-votes to result from this proposal.

*A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, trustee or other nominee does not give voting instructions to his or her broker or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker or other securities intermediary may not vote the shares on those matters.

6

Who will count the votes?
A representative of Broadridge Financial Services, Inc. will tabulate the votes and act as inspector of election.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting of the holders of a majority of the voting power of outstanding shares of capital stock entitled to vote at the Annual Meeting, present electronically or represented by proxy, will constitute a quorum. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be adjourned, or postponed, by the chairperson of the meeting for a later date.
Instructions to “withhold” authority to vote in the election of directors, abstentions, and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.
Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board of Directors and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, it means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Internet Notices you receive.
How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.” This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate set of proxy materials or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to investors@renttherunway.com. We will strive to promptly address your request.

7

Proposal No. 1
Election of Directors
Our Board of Directors currently consists of 8 directors, who are divided into three classes with staggered three-year terms. The current Class I directors are Tim Bixby, Jennifer Fleiss and Daniel Rosensweig; the current Class II directors are Scott Friend and Mike Roth; and the current Class III directors are Jennifer Hyman, Beth Kaplan and Gwyneth Paltrow. At the Annual Meeting, the Class I directors named above are standing for election, each for a three-year term. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2026 and 2027, respectively.
The Board of Directors has nominated Tim Bixby, Jennifer Fleiss and Daniel Rosensweig for election as Class I directors at the Annual Meeting.
Directors are elected by a plurality of the votes cast. The three director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2028 annual meeting of stockholders and until their successors have been elected and qualified or until they resign, die, are disqualified or are removed from the Board of Directors.
In connection with the initial public offering (“IPO”) of our Class A common stock in October 2021, we entered into a Stockholders Agreement (the “Stockholders Agreement”) between the Company and certain stockholders of the Company, including (i) the Founder (as defined below), (ii) the Bain Capital Ventures Entities (as defined below); and (iii) the Highland Entities (as defined below). As a result of the Stockholders Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement acting in conjunction will control the election of directors at RTR. For more information, see “The Board and Corporate Governance—Stockholders Agreement.”
The nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board of Directors names one.
The Board of Directors recommends a vote “FOR” each of the director nominees named above.

8

Information About Board Nominees and Continuing Directors

Name	Age	Position	Director Since
Class I Directors
Tim Bixby(1)(4)*†	60	Director	February 2021
Jennifer Fleiss(3)*	41	Co-Founder; Director	March 2009
Daniel Rosensweig(4)	64	Director	May 2025
Class II Directors
Scott Friend(2)(4)(5)	59	Director	July 2009
Mike Roth(1)(2)	58	Director	January 2020
Class III Directors
Jennifer Y. Hyman	44	Co-Founder; CEO; President; Chair	March 2009
Beth Kaplan(1)(2)(4)*	67	Director	February 2014
Gwyneth Paltrow(3)	52	Director	May 2021

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating and ESG Committee.
(4) Member of the Finance Committee.
(5) Lead independent director.
* Committee chair.
† Financial expert.
Nominees to our Board of Directors - Class I Directors
Tim Bixby has served as a member of our Board of Directors since February 2021. Mr. Bixby has been the Chief Financial Officer of Lemonade, Inc., a consumer insurance provider, since June 2017. From 2016 to 2020, Mr. Bixby served as a member of the board of advisors of Sightworthy, an on-demand video marketing company. Prior to that, he served as the Chief Financial Officer of Shutterstock, Inc., a digital content licensing marketplace, from 2011 to 2015, and as Chief Financial Officer, President and a Director of LivePerson, Inc. from 1999 to 2011. Mr. Bixby holds a B.A. in Mathematics from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Bixby is qualified to serve on our Board of Directors because of his experience as a public company chief financial officer and his extensive knowledge of technology-based companies.

9

Jennifer Fleiss co-founded RTR in November 2008 and has served as a member of our Board of Directors since March 2009. She currently serves as co-founder of a family travel product company, Roll Rider and as a consultant, advisor, investor and board member to various companies. From November 2023 to October 2024, Ms. Fleiss served as an advisor at Initialized Capital, a venture capital firm. From February 2021 to September 2023, Ms. Fleiss served as a partner at Volition Capital, a growth equity firm. From March 2017 to January 2020, she served as the Co-Founder & Chief Executive Officer of JetBlack, a digital commerce platform and subsidiary of Walmart, Inc. Prior to that, Ms. Fleiss served as RTR’s Head of Logistics and Business Development from November 2008 to March 2017. Ms. Fleiss has served on the boards of The Lanvin Group, a publicly-traded holding company of several luxury brands, since 2022; Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, since 2019; and Yale Ventures since 2024. She previously served on the boards of Apollo Strategic Growth Capital, a special purpose acquisition company, from September 2020 to May 2022, and Party City, a retail chain of party stores, from September 2020 to September 2023. Ms. Fleiss holds a B.A. in Political Science from Yale University and an M.B.A. from Harvard Business School. We believe Ms. Fleiss is qualified to serve on our Board of Directors because of the perspective she brings as one of our Co-Founders, as well as her experience advising public and private companies.
Daniel Rosensweig has served as a member of our Board of Directors since May 2025 and an advisor since April 2023, and previously served on the Board of Directors from November 2012 to April 2023. Mr. Rosensweig was appointed to the Board of Directors upon the recommendation of the Nominating and ESG Committee. Mr. Rosensweig serves as the Executive Chairman and Co-Chairperson of the board of directors of Chegg, Inc., an online textbook rental company. Prior to that, Mr. Rosensweig served as President and Chief Executive Officer of Chegg from February 2010 until June 2024. Prior to Chegg, he served as CEO of Guitar Hero, COO of Yahoo!, and CEO of ZDNet. He serves on the Board of Directors for Adobe Systems, Inc., UpGrad, Inc., and Yumi. Mr. Rosensweig holds a B.A. in Political Science from Hobart and William Smith Colleges. We believe Mr. Rosensweig is qualified to serve on our Board of Directors because of his extensive experience as a public company chief executive officer and his knowledge of technology companies.
Class II Directors Whose Terms Expire at the 2026 Annual Meeting
Scott Friend has served as a member of our Board of Directors since July 2009 and as our lead independent director since October 2021. Mr. Friend has been a partner at Bain Capital Ventures, the venture capital division of Bain Capital, a multi-asset alternative investment firm, since September 2006. Mr. Friend serves on the board of directors of several private companies, including, for example, Persado, an AI-generated language platform; Attentive, a mobile marketing platform; Fermat Commerce, a marketing technology software company that creates landing pages from paid social ads; Mirakl, a cloud-based e-commerce company which provides online marketplace software to retailers, manufacturers, and wholesalers; and ShopMy, a Saas platform for brands to manage their influencer marketing programs. Mr. Friend holds a B.A. in Engineering and Economics from Brown University and an M.B.A. from Harvard Business School. We believe Mr. Friend is qualified to serve on our Board of Directors because of his extensive corporate strategy, financial, and management experience.
Mike Roth has served as a member of our Board of Directors since January 2020. From 1999 to 2019, Mr. Roth served in various capacities at Amazon.com, Inc., an e-commerce and technology company, most recently as Vice President of Global Customer Fulfillment Operations & Transportation. Mr. Roth serves on the board of directors for HelloFresh S.E., a meal kit company; Fleetpride, Inc., the largest truck and trailer parts distributor in the U.S.; and OnTrac, a last-mile delivery company. Mr. Roth holds a Diplom Chemiker degree in Chemistry from Universität Tübingen, Germany. We believe Mr. Roth is qualified to serve on our Board of Directors because of his extensive leadership experience in e-commerce companies and his knowledge in logistical operations.

10

Class III Directors Whose Terms Expire at the 2027 Annual Meeting
Jennifer Y. Hyman has served as our Co-Founder since November 2008 and our Chief Executive Officer and the Chair of our Board of Directors since March 2009. Prior to co-founding Rent the Runway, she served as Director of Business at IMG, a global talent management company, from 2006 to 2007. Ms. Hyman also serves on the board of directors of The Estee Lauder Companies Inc., a global manufacturer and marketer of luxury beauty products, and on the supervisory board of Zalando SE, a European online fashion platform. Ms. Hyman holds a B.A. in Social Studies from Harvard University and an M.B.A. from Harvard Business School. We believe Ms. Hyman is qualified to Chair our Board of Directors because of the perspective and experience she brings as our Chief Executive Officer and as one of our Co-Founders, as well as her proven innovation and expertise at the intersection of the consumer, retail, and technology sectors.
Beth Kaplan has served as a member of our Board of Directors since February 2014 and formerly served as our President and Chief Operating Officer from 2012 to 2015. Ms. Kaplan is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies. She previously served as the President and Chief Operating Officer of GNC. Ms. Kaplan currently serves on the board of directors of a number of companies, including public companies Brilliant Earth, a jewelry company; Howard Hughes Holdings, a diversified holding company; Crocs, a manufacturer of footwear; and several private companies, including private equity sponsored Cooper’s Hawk. She also served on the board of the Meredith Corporation, a public company, from 2017 to 2021. Ms. Kaplan holds a B.S. in Marketing, Finance, and Economics and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe Ms. Kaplan is qualified to serve on our Board of Directors because of her strategic, operational, and management and directorship experience in public and private companies.
Gwyneth Paltrow has served as a member of our Board of Directors since May 2021. Ms. Paltrow is an entrepreneur, an Oscar- and Emmy-winning actress, and a New York Times-bestselling author. She founded Goop, Inc., or goop—a global lifestyle brand and contextual commerce business—in 2008 and has served as the Chief Executive Officer since 2016, having previously served as the Chief Creative Officer from 2008 to 2016. Under Ms. Paltrow's direction, goop has grown significantly, encompassing award-winning fashion and beauty lines, a curated multi-brand experience, a podcast, TV shows, live events, food delivery, and retail stores. We believe Ms. Paltrow is qualified to serve on our Board of Directors because of her entrepreneurial expertise, her deep understanding of consumer marketing, and her experience leading an e-commerce company.

11

The Board and Corporate Governance
Board Leadership Structure
Jennifer Hyman is the chair of our Board of Directors, and Scott Friend serves as our lead independent director. Our Board of Directors believes that our current leadership structure provides us with effective leadership and is in the best interest of us and our stockholders. Ms. Hyman co-founded and has led our company since its inception. Her strategic vision and in-depth knowledge of our operations, opportunities, and challenges makes her well qualified to serve as both Chair and CEO. In addition, having a lead independent director strengthens the Board of Directors’ independence and oversight of our business.
As lead independent director, Mr. Friend’s responsibilities include:
•	presiding at all meetings of the Board of Directors at which the Chair is not present, including over executive sessions of the independent directors;
•	working with management to set meeting schedules and agendas for the Board of Directors;
•	having the authority to call meetings of the independent directors;
•	if requested by major stockholders, being available for consultation or direct communications;
•	leading the Board of Directors evaluation process with the Nominating and ESG Committee; and
•	acting as the liaison between the independent directors and the Chief Executive Officer and Chair of our Board of Directors.
Our corporate governance guidelines provide the flexibility for our Board of Directors to modify our leadership structure in the future in a manner that it believes is in the best interest of the Company. The Board of Directors will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate. The Board of Directors also believes that its approach to risk oversight, as more fully discussed below in “Board Oversight of Risk,” helps ensure that the Board of Directors is able to effectively perform its risk oversight responsibilities under various leadership structures.

12

Board Diversity
Our Nominating and ESG Committee is responsible for reviewing with the Board the appropriate characteristics, skills, and experience required for the Board of Directors as a whole and its individual members. As of the date of this proxy statement, 50% of the members of our Board of Directors identify as women. In its evaluation of director candidates, our Nominating and ESG Committee considers a diversity of backgrounds, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the Board. The Board also considers other factors, including issues of character, integrity, judgment, potential conflicts of interest, and other commitments, as described below.
Board Oversight of Risk
Our Board of Directors is responsible for overseeing our risk management process. The Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Board of Directors administers its oversight function directly as a whole and through its standing committees that address risks inherent in their respective areas of oversight. For example, the full Board of Directors is generally responsible for overseeing the Company’s legal, regulatory and ethical compliance, including the procedures in place to enforce the Code of Conduct, as well as risks relating to data privacy, technology and information security, including cybersecurity. Our Audit Committee is responsible for overseeing risks relating to financial reporting, accounting, and auditing matters. Our Compensation Committee is responsible for overseeing risks relating to our compensation plans, policies, and practices. Our Nominating and ESG Committee is responsible for overseeing risks related to certain corporate governance practices and overseeing our ESG strategy and progress.
Director Independence
Our Board of Directors assesses the independence of each director at least annually and has determined that, other than Jennifer Hyman, all current directors and director nominees are independent in accordance with Nasdaq listing standards and the applicable rules and regulations of the SEC. Ms. Hyman is not considered independent because she is an employee.
In addition, our Board of Directors has determined that each member of our Audit Committee, Compensation Committee, and Nominating and ESG Committee is independent and, in the case of the Audit Committee and Compensation Committee, meets the heightened independence requirements applicable to each such Committee in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. In addition, our former director, Emil Michael, was also determined to be independent while he served on our Board of Directors during 2024.
Board Meetings
Our Board of Directors met five times during fiscal year 2024. Each current director attended at least 75% of the total number of fiscal year 2024 meetings of the Board of Directors and of each Committee on which he or she served, which were held during the period in which that director served, except for Ms. Paltrow. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All of our directors then serving attended our 2024 Annual Meeting of Stockholders.

13

Board Committees
Our Board has the following standing committees: the Audit Committee, the Compensation Committee, and the Nominating and ESG Committee. The composition and responsibilities of each committee are described below. In addition, in 2024 the Board formed a Finance Committee, currently consisting of independent directors, Scott Friend, Beth Kaplan, Tim Bixby and Daniel Rosensweig, to review, direct and oversee potential financing and strategic transactions. Members of these committees serve until their resignation or until otherwise determined by our Board. The charter of the Audit, Compensation and Nominating and ESG Committees, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.renttherunway.com) under “Governance-Governance Documents” or by writing to our offices at 10 Jay Street, Brooklyn, New York 11201.
Audit Committee
Our Audit Committee consists of the following members:
Tim Bixby - Chair
Beth Kaplan
Mike Roth
We have adopted an Audit Committee charter that outlines the principal functions of the Audit Committee, which include:
•	overseeing our corporate accounting and financial reporting processes;
•
managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting, when required;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year end results of operations;

•
developing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls, or auditing matters and for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	reviewing and approving related party transactions;
•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•	preparing the audit committee report that the SEC requires in our annual proxy statement.
Our Board of Directors has determined that Tim Bixby is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In fiscal year 2024, our Audit Committee met four times.
Compensation Committee
Our Compensation Committee consists of the following members:
Beth Kaplan - Chair
Scott Friend
Mike Roth
We have adopted a Compensation Committee charter that outlines the principal functions of the Compensation Committee, which include:
•	reviewing and recommending to our Board of Directors the compensation of our Chief Executive Officer and other executive officers;
•	reviewing and recommending to our Board of Directors the compensation of our directors;
•	administering our equity incentive plans and other benefit programs;

14

•	reviewing and approving employment agreements and severance arrangements for our executive officers;
•	administering our compensation recovery policy; and
•	overseeing our talent and employee development programs and our strategy, efforts, and results regarding diversity, equity, and inclusion.
Our Board of Directors has determined that each member of our Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. In fiscal year 2024, our Compensation Committee met four times.
The Compensation Committee generally considers our Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. In fiscal year 2024, the Compensation Committee engaged Compensia, Inc. (“Compensia”) a compensation consulting firm, to advise on executive and director compensation. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Compensia and has determined that Compensia’s work does not raise a conflict of interest.
Nominating and ESG Committee
Our Nominating and ESG Committee consists of the following members:
Jennifer Fleiss - Chair
Gwyneth Paltrow
We have adopted a Nominating and ESG Committee charter that outlines the principal functions of the Nominating and ESG Committee, which include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;
•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and corporate governance matters;
•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors; and
•	overseeing our strategy, initiatives, policies, and risks concerning environmental and social matters.
In fiscal year 2024, our Nominating and ESG Committee met one time.
Code of Conduct
Our Code of Conduct describes the standards of conduct expected of everyone at RTR. The code applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A copy of the code is available on our Investor Relations website at investors.renttherunway.com in the “Governance” section. In addition, we intend to post on our website all disclosures that are required by law or by Nasdaq rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.

15

Compensation Committee Interlocks and Insider Participation
Beth Kaplan, Scott Friend, and Mike Roth served on our Compensation Committee during fiscal year 2024. None of these individuals is currently, or has been within the past three years, an officer or an employee of RTR. None of our executive officers currently serve, or have served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Director Nomination Process
The Nominating and ESG Committee and/or the Board of Directors is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors, subject to any obligations and procedures governing the designation of directors to the Board of Directors that are included in the Stockholders Agreement.
Identifying and Evaluating Nominees
When identifying and evaluating potential director nominees, including current members of the Board of Directors who are eligible for re-election, the Nominating and ESG Committee seeks a balance of knowledge, experience, and capability on the Board of Directors and may consider the following:
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	personal and professional integrity;
•	experience as a board member of another publicly held company;
•	professional and academic experience relevant to our industry, operations, and target markets;
•	ability to exercise mature business judgment, including, but not limited to, the ability to make independent analytical inquiries;
•	leadership skills;
•	experience in finance and accounting and/or executive compensation practices;
•	sufficiency of time for preparation, participation, and attendance at Board of Directors meetings and committee meetings; and
•	diversity of background and perspective as well as diversity of expertise and experience in substantive matters pertaining to our business relative to other members of the Board of Directors.
To facilitate the search process for director candidates, the Nominating and ESG Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and ESG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and ESG Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating and ESG Committee of candidates for election as director.
Stockholder Recommendations and Nominees
The Nominating and ESG Committee and/or the Board of Directors will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws, and the procedures described below. Stockholder recommendations for candidates to the Board of Directors must be received in writing and emailed to corporatesecretary@renttherunway.com or sent to our headquarters, Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201, to the attention of our Chief Legal & Administrative Officer and Secretary. The recommendation must be received sufficiently in advance of our consideration of our director nominees for the

16

next annual meeting and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and RTR within the last three years, and evidence of the recommending person’s ownership of RTR stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board of Directors membership, personal references, and the consent of the candidate to serve.
The Nominating and ESG Committee and/or the Board of Directors will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in the Nominating and ESG Committee’s and/or the Board of Directors’ discretion, its review may include interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.
Stockholders may also nominate candidates for election to our Board of Directors by following the procedures described in “Additional Information – Stockholder Proposals” below.
Stockholders Agreement
In connection with our IPO, we entered into a Stockholders Agreement (the “Stockholders Agreement”) between the (i) Company, (ii) Jennifer Y. Hyman, the Trust under Article Second UA dtd 9/19/2012 (the “2012 Trust”), the BS 2021 Family Trust (the “Family Trust”), the JYH 2021 Children’s Trust (the “Children’s Trust”, and, together with Jennifer Y. Hyman, the 2012 Trust and the Family Trust, the “Founder”), (iii) Bain Capital Venture Fund 2009, L.P. (“BCV Fund 2009”), BCIP Venture Associates (“BCIP Venture”) and BCIP Venture Associates-B (“BCIP Venture-B”, and, together with BCV Fund 2009 and BCIP Venture, the “Bain Capital Ventures Entities”), and (iv) Highland Capital Partners VIII Limited Partnership (“Highland Capital 8”), Highland Capital Partners VIII-B Limited Partnership (“Highland Capital 8-B”) and Highland Capital Partners VIII-C Limited Partnership (“Highland Capital 8-C” and, together with Highland Capital 8 and Highland Capital 8-B, the “Highland Entities”).
The Stockholders Agreement provides that:
a)
The Bain Capital Ventures Entities are entitled to designate for nomination one director for so long as the Bain Capital Ventures Entities beneficially own, directly or indirectly, in the aggregate at least five percent (5%) of all issued and outstanding shares of Class A common stock;

b)
The Highland Entities are entitled to designate for nomination one director for so long as the Highland Entities beneficially own, directly or indirectly, in the aggregate at least five percent (5%) of all issued and outstanding shares of Class A common stock;

c)
The Founder is entitled to designate for nomination (i) nine directors for so long as the Founder beneficially owns, directly or indirectly, in the aggregate shares of Class A common stock and Class B common stock representing fifteen percent (15%) or more of the total voting power of all issued and outstanding shares of Class A common stock and Class B common stock and (ii) five directors for so long as the Founder beneficially owns, directly or indirectly, in the aggregate shares of Class A common stock and Class B common stock representing less than fifteen percent (15%) but at least five percent (5%) or more of the total voting power of all issued and outstanding shares of Class A common stock and Class B common stock; and

d)
Jennifer Hyman shall be nominated by the Board of Directors as a director for so long as she serves as the Chief Executive Officer of the Company (and she shall serve as one of the Founder’s director designees).

Each of the Bain Capital Ventures Entities, Highland Entities, and Founder has agreed, severally and not jointly, with the Company (and only with the Company), and the Company has agreed with each of the Bain Capital Ventures Entities, Highland Entities, and Founder, to vote, or cause to be voted, all of their outstanding shares of Class A common stock and/or Class B common stock, as applicable, at any annual or special meeting of stockholders of the Company at which directors are to be elected or removed in order to cause the election or removal of each of the designated directors.

17

Tim Bixby, Jennifer Fleiss and Daniel Rosensweig have been designated by the Founder as Class I directors; Mike Roth has been designated by the Founder as a Class II director; and Jennifer Hyman, Beth Kaplan and Gwyneth Paltrow have been designated by the Founder as Class III directors. In addition, Scott Friend has been designated by the Bain Capital Ventures Entities as a Class II director. The Highland Entities have not designated a director following Dan Nova’s resignation from the Board of Directors in April 2024. As a result of the Stockholders Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement will control the election of directors at RTR.
Communications with the Board
Stockholders or other interested parties may contact the Board of Directors or one or more of our directors with issues or questions about RTR, by emailing corporatesecretary@renttherunway.com or mailing correspondence to our Chief Legal & Administrative Officer and Secretary at our Brooklyn headquarters, Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to the Board of Directors and, if appropriate, will forward such communications to the appropriate member(s) of the Board of Directors or, if none is specified, to the chair of the Board of Directors. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about RTR.
Policy for Recovery of Erroneously Awarded Compensation
Our Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) is intended to comply with SEC and Nasdaq listing standards and maintain a culture of focused, diligent, and responsible management that discourages conduct detrimental to the growth of the Company. Accordingly, as set forth in the Clawback Policy, the Company is required to recover certain erroneously paid incentive-based compensation, including cash incentive or performance-vesting equity compensation, of its current and former executive officers in the event the Company is required to prepare a qualifying accounting restatement. A copy of the Clawback Policy was filed as Exhibit 97.1 to our 2024 Annual Report.
Insider Trading Policy
We have adopted an Insider Trading Policy and procedures applicable to our directors, officers, and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. Under our Insider Trading Policy, our directors and employees, including our executive officers, are prohibited from pledging our securities or using such securities as collateral for a loan. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K.

18

Director Compensation
The following table discloses compensation received by our non-employee directors during fiscal year 2024.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Tim Bixby	100,000	31,863	131,863
Jennifer Fleiss	78,972(2)	31,863	110,835
Scott Friend(3)	102,717	31,863	134,580
Melanie Harris(4)	10,000	24,244	34,244
Beth Kaplan	165,000	31,863	196,863
Emil Michael(5)	150,000	31,863	181,863
Dan Nova(4)	—	—	—
Gwyneth Paltrow	75,000	31,863	106,863
Carley Roney(4)	12,000	21,712	33,712
Mike Roth	75,000	31,863	106,863

(1)
The value disclosed is the aggregate grant date fair value of restricted stock units (“RSUs”) granted to the directors, computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used in the calculation of the grant date fair value are set forth in Note 13—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 that accompanies this proxy statement. RSUs granted to Mr. Bixby, Ms. Fleiss, Mr. Friend, Ms. Kaplan, Mr. Michael, Ms. Paltrow and Mr. Roth vest on the earlier of (i) the next occurring Annual Meeting of Stockholders or (ii) the first anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date. Mr. Michael’s unvested and outstanding RSUs were cancelled in accordance with their terms upon his resignation on March 1, 2025. The values disclosed for Ms. Harris and Ms. Roney reflects the fair value of their unvested and outstanding RSUs as of April 15, 2024, the date they were accelerated.

(2)	Reflects Ms. Fleiss’ pro-rated fees for service as Chair of the Nominating and ESG Committee service effective April 15, 2024.
(3)	Mr. Friend waived his future director compensation fees effective October 8, 2024.
(4)
Ms. Harris, Mr. Nova and Ms. Roney each resigned from the Board of Directors effective April 15, 2024. The RSUs for Ms. Harris and Ms. Roney in the amounts of 1,647 and 1,475, respectively, were accelerated effective April 15, 2024.

(5)
Mr. Michael resigned from the Board of Directors effective March 1, 2025 (which did not impact his fiscal year 2024 cash compensation). His unvested and outstanding RSUs were cancelled in accordance with their terms upon his resignation.

19

The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of January 31, 2025, the aggregate number of Class A RSUs held by each such non-employee director as of such date.

Director	RSUs (#)
Tim Bixby	1,897(1)
Jennifer Fleiss	1,685
Scott Friend	1,685
Beth Kaplan	2,099(1)(2)
Gwyneth Paltrow	2,029(1)
Mike Roth	1,685
Emil Michael	1,685(3)

(1)	Amounts have been adjusted to reflect the Reverse Stock Split. See “Important Note Regarding the 2024 Reverse Stock Split” for more information.
(2)
In July 2023, we implemented an option exchange designed to incentivize and retain employees, directors and other service providers (the “Option Exchange”), pursuant to which eligible participants could exchange outstanding stock options for RSUs at a ratio of 2.5-for-1. Ms. Kaplan, the only member of the Board of Directors who participated in the Option Exchange, exchanged 2,758 stock options for 1,103 RSUs (as adjusted to reflect the 1-for-20 Reverse Stock Split). The RSUs granted pursuant to the Option Exchange vest quarterly in eight equal installments over two years beginning on November 1, 2023, subject to Ms. Kaplan’s continued service with us through the applicable vesting dates.

(3)	Mr. Michael resigned from the Board of Directors effective March 1, 2025. These RSUs were cancelled in accordance with their terms upon his resignation.
Non-Employee Director Compensation
In October 2021, we adopted a formal non-employee director compensation program upon the completion of our IPO, which was further updated for fiscal year 2024 and remained in effect for fiscal year 2025 as described below. Pursuant to this program, each non-employee director receives a mixture of equity and cash compensation. Mr. Friend has waived his future compensation effective October 8, 2024.
Cash Compensation
In fiscal year 2024, each non-employee director was eligible to receive an annual cash retainer of $75,000 paid quarterly in arrears. Non-employee directors could elect to receive all or a portion of their annual cash retainer in equity. Non-employee directors also were entitled to receive the following cash compensation for certain committee service:
Committee Service

Retainer
Finance Committee Member	$75,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Nominating & ESG Committee Chair	$5,000

20

Equity Compensation
The Board of Directors determined that each non-employee director would be granted 1,685 RSUs on the date of the 2024 Annual Meeting of Stockholders. These awards vest in full on the earlier of (i) the next occurring Annual Meeting of Stockholders or (ii) the first anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date. Upon a change in control, all outstanding equity awards granted under the program will vest in full.
Fiscal Year 2025
In fiscal year 2025, our non-employee directors will remain eligible to receive the same cash and equity compensation that they received in respect of fiscal year 2024, on the same terms and conditions as were in effect with respect to fiscal year 2024.

21

Audit Committee Report
Rent the Runway’s Audit Committee is composed entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Audit Committee operates pursuant to a charter that is available on our investor website (investors.renttherunway.com).
As described above in more detail, the principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, is responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its responsibilities, the Audit Committee has:
•	reviewed and discussed with management our audited financial statements for the fiscal year ended January 31, 2025;
•
discussed with our independent registered public accounting firm, PwC, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•
received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.
Respectfully submitted by:
Tim Bixby (Chair)
Beth Kaplan
Mike Roth

22

Proposal No. 2
Ratification of the Appointment
of Independent Registered
Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2025 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its appointment. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of RTR and our stockholders.
PwC has audited our consolidated financial statements since 2020. A representative of PwC will be present at our Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.
Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2025 and January 31, 2024.

Fee Categories	FY24 Fees	FY23 Fees
Audit fees	$1,279,000	$1,612,500
Audit related fees	—	$20,000
Tax fees	$108,950	$114,855
All other fees	$2,900	$2,900
Total fees	$1,390,850	$1,750,255

Audit fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the PCAOB, including services rendered for the audit of RTR’s annual financial statements and review of quarterly financial statements starting in fiscal year 2023. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as comfort letters, consents, and review of documents filed with the SEC, and service fees related to specific transactions and events.
Audit related fees. These amounts consist of fees to review management's material weakness remediation plans.
Tax fees. These amounts consist of fees for tax compliance, tax planning, and tax advice.
All other fees. These amounts consist of the aggregate fees for access to disclosure requirements software and other software provided by PwC.

23

Pre-Approval Policies and Procedures
The Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. The Audit Committee pre-approved all of the services described above.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2025.

24

Executive Officers
Below is information regarding each of our current executive officers. Our executive officers serve at the discretion of our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jennifer Y. Hyman	44	Co-Founder, Chief Executive Officer & President; Chair
Sid Thacker	48	Chief Financial Officer
Becky Case	42	Senior Vice President, Engineering
Drew Rau	47	Chief Supply Chain Officer
Cara Schembri	48	Chief Legal & Administrative Officer; Secretary
Bradford Shellhammer	48	Chief Product & Marketing Officer
Sarah Tam	51	Chief Merchant Officer

Jennifer Y. Hyman has served as our Co-Founder since November 2008, our Chief Executive Officer and the Chair of our Board of Directors since March 2009 and our President since February 2024. Please see the “Information About Board Nominees and Continuing Directors” section for additional biographical information.
Sid Thacker has served as our Chief Financial Officer since May 2023. Prior to that, he served as the Company’s Senior Vice President, FP&A from July 2022 to May 2023. Prior to joining RTR, from January 2020 to March 2022, Mr. Thacker served as an Investment Partner at Coalition Investment Partners, an alternative asset manager. From June 2018 to January 2020, Mr. Thacker served as CEO of SAR Capital Advisors, LP, an investment advisory firm, and from August 2011 to December 2017, he served as Founder, CEO and CIO of Signpost Capital Advisors, LP, an investment advisory firm. Mr. Thacker holds a B.A. from Oberlin College and an M.B.A. from Harvard Business School.
Becky Case joined us in 2018 as VP of Engineering and was promoted to SVP, Engineering in 2022 and leads our technology team. She has nearly twenty years of technical experience in e-commerce and consumer retail. From 2012 to 2018, Ms. Case has held various roles at Birchbox, an international beauty box subscription service, with the most recent as the VP of Engineering. Prior to that, she was a senior engineer for Opensky, a celebrity and influencer e-commerce platform, and before that, the lead software engineer at Bonobos, a menswear clothing retailer. From 2007 to 2009 she worked for Zappos.com, an online shoe retailer. Ms. Case holds a B.S. in Computer Science from Georgia Southern University.
Drew Rau has served as our Chief Supply Officer since September 2023. Prior to that, he served as our SVP, Supply Chain and Inventory from January 2023 to August 2023, after joining us in November 2021 as VP, Inventory Performance, Capacity Management and Planning, Transportation, and Loss Prevention. Prior to that, Mr. Rau served as VP Global Supply Chain at Overstock.com, an e-commerce marketplace, from November 2020 to November 2021 and as VP of Operations, Agricultural Operations and People Safety at Bowery Farming, an indoor agriculture startup, from February 2019 to November 2020. Mr. Rau also held several roles of increasing seniority at Amazon from November 2014 to February 2019, including Director of Fulfillment where he oversaw the Prime Pantry and Sub Same Day fulfillment network. Mr. Rau holds a B.S. in Business Management and Computer Information Systems from the Metropolitan State University of Denver and an M.B.A. from the University of Denver.

25

Cara Schembri has served as our Chief Legal & Administrative Officer since December 2023, after serving as General Counsel and Corporate Secretary since December 2019 and also serving as Interim Chief People Officer from March to September 2020. From September 2014 to November 2019, Ms. Schembri served in various roles at Etsy, Inc., a global online marketplace, most recently as the Vice President, Deputy General Counsel and Assistant Secretary. Prior to that, Ms. Schembri served as Senior Counsel and Assistant Corporate Secretary for Avon Products, Inc., a multinational cosmetics and personal care company, from September 2008 to September 2014. She began her career in private practice at Norton Rose Fulbright LLP and Sidley Austin LLP. Ms. Schembri holds a B.A. in Philosophy from Binghamton University and a J.D. from The George Washington University Law School.
Bradford Shellhammer has served as our Chief Product & Marketing Officer since January 2025 after joining us as our Chief Product Officer in October 2024. Prior to joining Rent the Runway, he served as Chief Product Officer at Reverb, Inc., a subsidiary of Etsy, Inc., and the largest online marketplace dedicated to musical instruments, from June 2022 to October 2024. Prior to that, Mr. Shellhammer served in various senior and executive roles at Ebay, Inc., a global marketplace, from February 2016 to June 2022, including leading the global buyer experience product management team, Ebay for Charity, and curation and merchandising during his tenure. He is also a three-time founder, including Fab.com, Bezar, and Queerty. Mr. Shellhammer holds a B.A. in Communications and Media Studies from Goucher College and an A.A.S. in Fashion Design from Parsons School of Design.
Sarah Tam has served as our Chief Merchant Officer since August 2017. Prior to that, she served as our Senior Vice President of Merchandising and Planning from February 2015 to August 2017. Before joining us, Ms. Tam spent 19 years at Saks Fifth Avenue, where she most recently served as VP DMM, heading up Women's Designer RTW, Bridal & Evening. Ms. Tam oversaw the creation, execution, and merchandising strategy of the Women's European and American Designer business across e-commerce and stores nationwide. During her career at Saks Fifth Avenue, she held leadership positions across the Buying and Planning organization encompassing multiple categories including Designer RTW, Luxury Handbags, Women's Designer Shoes, and Men's Sportswear. Ms. Tam holds a B.S. in Business Administration and Management from Geneseo University.

26

Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2024, which ended on January 31, 2025, our “named executive officers” and their positions were as follows:
•	Jennifer Y. Hyman, Co-Founder, Chief Executive Officer, President and Chair;
•	Sid Thacker, Chief Financial Officer; and
•	Sarah Tam, Chief Merchant Officer.
As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended January 31, 2025 and January 31, 2024.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jennifer Hyman Co-founder, Chief Executive Officer, President and Chair	2024	650,000	1,172,500	334,800	266,752	40,710	2,464,762
	2023	650,000	—	5,377,303	—	20,249	6,047,552
Sid Thacker Chief Financial Officer	2024	475,000	481,562	167,396	83,822	14,400	1,222,180
	2023	448,958	—	1,425,125	—	13,625	1,887,708
Sarah Tam Chief Merchant Officer(6)	2024	500,000	405,625	120,897	79,439	14,806	1,120,767

(1)	Amounts reflect the actual base salaries paid to each named executive officer. For additional information, see “Base Salaries” below.
(2)
Amounts reflect (i) service-based retention bonus payments paid in fiscal year 2024 to each of Ms. Hyman, Mr. Thacker and Ms. Tam in the amounts of $1,010,000, $430,500 and $375,000, respectively, which were earned in lieu of their incentive bonuses under the original fiscal year 2023 annual incentive bonus program, and (ii) the portion of fiscal year 2024 annual incentive bonuses that were paid to Ms. Hyman, Mr. Thacker, and Ms. Tam in the Compensation Committee's discretion, in the amounts of $162,500, $51,062, and $30,625, respectively. For additional information, see “Cash Incentive Compensation,” “Retention Bonus Program” and “2024 Bonus Program” below.

(3)
Amounts reflect the full grant-date fair value of restricted stock units, or RSUs, granted and/or modified during fiscal years 2024 and 2023 to each of our named executive officers, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The valuation assumptions used in the calculation of such amounts are set forth in Note 13—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 that accompanies this proxy statement. Amounts have been adjusted to reflect the Reverse Stock Split (See “Important Note Regarding the 2024 Reverse Stock Split'' for more information). Amounts reflect: (i) the grant-date fair value of the grants of RSUs granted to Ms. Hyman, Mr. Thacker and Ms. Tam; and (ii) the grant date fair value of RSUs granted in connection with the Stock Option Exchange for Ms. Hyman (See “Stock Option for RSU Exchange” below for more information”).

(4)	Amounts reflect the annual incentive bonuses earned with respect to each applicable fiscal year. For additional information, see “Cash Incentive Compensation” below.
(5)
For fiscal year 2024, the amount for Ms. Hyman reflects: $9,104 for a free Rent the Runway monthly subscription and Reserve rentals; $13,800 in matching contributions made by us to her 401(k) plan account; $11,914 for legal fees; $5,000 meal stipend; $600 in long-term disability insurance premiums paid by us; and $292.22 in connection with team-building souvenirs. For fiscal year 2024, the amount for Mr. Thacker reflects $13,800 in matching contributions made by us to his 401(k) plan account and $600 in long-term disability insurance premiums paid by us. For fiscal year 2024, the amount for Ms. Tam reflects $13,800 in matching contributions made by us to her 401(k) plan account; $600 in long-term disability insurance premiums paid by us; and $405.77 in connection with team-building souvenirs.

(6)	Because Ms. Tam was not a named executive officer prior to fiscal year 2024, only her compensation information in respect of fiscal year 2024 is reported in this table.

27

Elements of Our Executive Compensation Program
For the fiscal year ended January 31, 2025, the compensation for our named executive officers generally consisted of a base salary, annual cash retention and incentive bonuses, and long-term equity incentive compensation in the form of RSUs. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.
Below is a more detailed summary of our executive compensation program as it relates to our named executive officers.
Base Salaries
Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.
Ms. Hyman’s base salary is $750,000 (which was increased from $650,000 on February 25, 2025), Mr. Thacker’s base salary is $550,000 (which was increased from $475,000 on February 21, 2025), and Ms. Tam’s base salary is $500,000. The actual salaries paid to each named executive officer during the applicable fiscal years are set forth in the “Summary Compensation Table” above, in the column titled “Salary.”
Cash Incentive Compensation
2024 Bonus Program. Under our fiscal year 2024 bonus program, our Compensation Committee determined that each of our named executive officers would be eligible to receive a cash performance bonus with the following payment opportunities: Ms. Hyman had a target opportunity of 100% of her base salary and a maximum opportunity of 175% of her base salary; Mr. Thacker had a target opportunity of 43% of his base salary and a maximum opportunity of 175% of target; and Ms. Tam had a target opportunity of 35% of her base salary and a maximum opportunity of 175% of target.
For 2024, bonus targets for Ms. Hyman and Mr. Thacker were based 100% upon the satisfaction of company-wide net revenue and free cash flow goals. Ms. Tam’s bonus target was based 70% upon the satisfaction of company-wide net revenue and free cash flow goals and 30% upon the achievement of individual performance goals determined by the Compensation Committee. The actual earned bonus payouts were 41% of target for Ms. Hyman and Mr. Thacker and 45% of target for Ms. Tam. The Compensation Committee determined that it was appropriate to exercise its discretion to increase the amounts earned by each named executive officer such that the total payout for each of Ms. Hyman and Mr. Thacker was 66% of target and the total payout to Ms. Tam was 62.8% of target. The actual bonus amounts earned by each named executive officer for fiscal year 2024 are included in the “Summary Compensation Table” above, in the column titled “Non-Equity Incentive Plan Compensation” and the portion of the payment that was based upon the discretion of the Compensation Committee is included in the “Summary Compensation Table” above as a portion of the amounts set forth under the column titled “Bonus.”
2023 Bonus Program. No annual incentive bonus for fiscal year 2023 was earned by our named executive officers as a result of the implementation of our Retention Bonus Program (described further below), which was in lieu of the original fiscal year 2023 bonus program (the “2023 Bonus Program”).
As originally determined by the Compensation Committee, pursuant to the 2023 Bonus Program, each of our named executive officers was eligible to receive a cash performance bonus with the following payout opportunities: Ms. Hyman had a target opportunity of 100% of her base salary and a maximum opportunity of 175% of her base salary and Mr. Thacker had a target opportunity of 38% of his base salary and a maximum opportunity of 175% of his base salary. Bonus payouts for each named executive officer under the 2023 Bonus Program were based upon the satisfaction of company-wide financial performance goals.
Retention Bonus Program. In October 2023, the Compensation Committee approved the payment to its executive officers of the bonuses payable under the 2023 Bonus Program at the target achievement level (the “Retention Bonuses”), subject to each executive officer’s continued employment and not providing notice of his or her intent to terminate employment with us on or prior to each of three payment dates. In 2024, Ms. Hyman,

28

Mr. Thacker, and Ms. Tam received Retention Bonuses of $905,748, $397,740 and $326,186, respectively. The Retention Bonuses were payable in lieu of any bonus otherwise payable under the 2023 Bonus Program. Ms. Hyman, Mr. Thacker and Ms. Tam received one-third of the Retention Bonus on February 1, 2024, April 15, 2024, and July 15, 2024. The Retention Bonuses earned by each named executive officer are included in the “Summary Compensation Table” above as a portion of the amounts set forth under the column titled “Bonus.”
Transaction Bonus Plan. In 2024, the Board of Directors adopted the Rent the Runway, Inc. Transaction Bonus Plan (the “Transaction Bonus Plan”), upon the recommendation of the Compensation Committee. Under the Transaction Bonus Plan, certain key employees of the Company who are designated as participants, including our named executive officers, will be eligible to receive a base transaction bonus (the “Base Transaction Bonus”) and a free cash flow bonus (the “Free Cash Flow Bonus”) to provide additional performance incentives based on cash flow performance of the Company and to encourage the realization of a transaction (as such term is defined in the Transaction Bonus Plan). Under the Transaction Bonus Plan, Participants will be eligible to be paid a Base Transaction Bonus in an amount equal to the product of (i) $12,500,000 (the “Base Transaction Bonus Pool”), and (ii) such participant’s applicable allocated percentage of the Base Transaction Bonus Pool. Participants will also be eligible to be paid a Free Cash Flow Bonus in an amount equal to the product of (x) 50% of the Company’s free cash flow for the most recent twelve calendar months ended immediately preceding the closing date of a transaction up to a maximum amount of $12,500,000 (the “Free Cash Flow Bonus Pool”), and (y) such participant’s applicable allocated percentage of the Free Cash Flow Bonus Pool. Payment of the transaction bonuses under the Transaction Bonus Plan are subject to the participant’s continued employment with RTR through the date on which RTR enters into a binding agreement to consummate a transaction (the “Transaction Agreement Date”), except that if Ms. Hyman’s employment with RTR is terminated by RTR without cause, by Ms. Hyman for good reason or due to Ms. Hyman’s death or disability prior to the Transaction Agreement Date, Ms. Hyman shall remain eligible to receive a prorated Base Transaction Bonus and Free Cash Flow Bonus in accordance with the Transaction Bonus Plan.
Under the Transaction Bonus Plan, upon the occurrence of a qualifying transaction, Ms. Hyman is eligible to receive an amount in cash equal of 50.8% of each of the Base Transaction Bonus Pool and the Free Flow Transaction Bonus Pool; Mr. Thacker is eligible to receive an amount in cash equal of 11.5% of each of the Base Transaction Bonus Pool and the Free Flow Transaction Bonus Pool; and Ms. Tam is eligible to receive an amount in cash equal of 10.1% of each of the Base Transaction Bonus Pool and the Free Flow Transaction Bonus Pool. Amounts payable to our named executive officers in respect of the Transaction Bonus Plan are not reflected in the “Summary Compensation Table” above because they will not be earned until the occurrence of a qualifying transaction.
Equity Incentive Compensation
Long-term Equity Incentive Compensation. In fiscal year 2024, equity compensation was provided in the form of RSUs. In March 2024, we granted 45,000 RSUs to Ms. Hyman, 22,500 to Mr. Thacker, and 16,250 to Ms. Tam. These RSUs vest quarterly in eight equal installments, beginning on June 15, 2024, subject to the named executive officer’s continued service with us through the applicable vesting dates.
Stock Option for RSU Exchange. In July 2023, we implemented an option exchange designed to incentivize and retain employees, directors and other service providers (the “Option Exchange”). Eligible participants could exchange outstanding stock options for RSUs at a ratio of 2.5-for-1. Ms. Hyman exchanged 152,846 stock options for 61,140 RSUs and Ms. Tam exchanged 15,535 stock options for 6,213 RSUs, in each case, on a post-Reverse Stock Split Basis. The RSUs granted pursuant to the Option Exchange vest quarterly in eight equal installments over two years beginning on November 1, 2023, subject to each named executive officer’s continued service with us through the applicable vesting dates. Mr. Thacker was not eligible to participate in the Option Exchange as he did not hold any stock options.
Reverse Stock Split. The 1-for-20 Reverse Stock Split became effective on April 2, 2024, and the share amount (and exercise price, as applicable) for each award in this Executive Compensation section reflects the Reverse Stock Split. For additional information, see “Important Note Regarding the 2024 Reverse Stock Split.”

29

Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide matching contributions in the 401(k) plan up to a specified percentage of the employee’s contributions. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.
Employee Benefits and Perquisites. All of our full-time employees, including our current named executive officers, are eligible to participate in our health and welfare plans, including:
•	medical, dental, and vision benefits;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability insurance; and
•	life and accidental death & dismemberment insurance.
No tax gross-ups. We generally do not provide tax gross-ups to our named executive officers.

30

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2025. Ms. Hyman holds equity awards with respect to shares of our Class A and Class B common stock and our other named executive officers hold equity awards with respect to shares of our Class A common stock. All equity awards in the table below vest into shares of our Class A common stock unless otherwise noted. There were no option awards held by the named executive officers as of January 31, 2025.

		Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jennifer Y. Hyman	10/29/2021	636(3)(10)	5,139
	04/13/2023	24,478(4)	197,782
	07/11/2023	22,926(5)	185,242
	03/15/2024	28,125(6)	227,250
Sid Thacker	08/01/2022	6,561(7)	53,013
	03/15/2023	312(8)	2,521
	04/13/2023	8,853(4)	71,532
	03/15/2024	14,061(6)	113,613
Sarah Tam	04/13/2023	1,250(9)	10,100
	07/11/2023	2,329(5)	18,818
	03/15/2024	10,155(6)	82,052

(1)	Amounts have been adjusted to reflect the Reverse Stock Split.
(2)	Amounts are calculated by multiplying the number of shares shown in the table by $8.08, the closing stock price of our Class A common stock on January 31, 2025.
(3)
Represents RSUs that vest as to 25% of the RSUs on the grant date and in ratable quarterly installments thereafter as of the first day of each fiscal quarter such that the award will be fully vested on approximately the fourth anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(4)
Represents RSUs that vest in 12 quarterly installments on the quarterly anniversary of March 15, 2023, such that the award will be fully vested on approximately the third anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(5)
Represents RSUs that vest in eight quarterly installments on the quarterly anniversary of August 1, 2023, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(6)
Represents RSUs that vest in 8 quarterly installments on each quarterly anniversary of March 15, 2024, such that the award will be fully vested on approximately the second anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(7)
Represents RSUs that vest as to 25% on the first anniversary of the grant date and in 12 quarterly installments on each quarterly anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(8)
Represents RSUs that vest in eight quarterly installments on each quarterly anniversary of February 1, 2023, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(9)
Represents RSUs that vest in 8 quarterly installments on each quarterly anniversary of March 15, 2023, such that the award will be fully vested on approximately the second anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(10)	These RSUs vest into shares of Class B common stock.

31

Executive Compensation Arrangements
Below are written descriptions of our employment arrangements with each of our named executive officers. Each of our named executive officers’ employment is “at will” and may be terminated at any time.
Jennifer Y. Hyman
We entered into an employment agreement (the “CEO Agreement”), with Ms. Hyman in October 2021, which provides for her continued employment with us as Co-Founder and Chief Executive Officer. The CEO Agreement provides for a three-year initial term of employment with successive one-year automatic extensions of the term, provided that neither party provides prior written notice of non-extension of the term. Notwithstanding the foregoing, if Ms. Hyman voluntarily agrees to transition into the role of Executive Chair of our Board of Directors or an officer position other than Chief Executive Officer, she will be entitled to receive compensation and other benefits, including severance, at the same levels as described below through the end of the fiscal year in which such transition occurs, following which the Compensation Committee may determine whether to amend the CEO Agreement or enter into a new Executive Chair Agreement with Ms. Hyman).
Pursuant to the CEO Agreement, Ms. Hyman was entitled to an initial annual base salary of $650,000, which was increased to $750,000 in February 2025. In May 2022, the CEO Agreement was amended to provide that, with respect to fiscal year 2022 and thereafter, Ms. Hyman is eligible to receive an annual performance-based cash bonus with a target bonus opportunity of 100% of her base salary. With respect to fiscal year 2024, Ms. Hyman’s target annual bonus was 100% of her base salary, with a minimum opportunity of 0% and maximum opportunity of 175% of her annual base salary. In addition, pursuant to the CEO Agreement, Ms. Hyman is eligible to receive security consulting benefits, including an assessment of Ms. Hyman’s personal security considerations in connection with her position with us (following which the Compensation Committee will determine any reasonable security enhancements to be adopted after its review of such assessment) and data security consulting benefits and equipment with respect to Ms. Hyman’s use of electronic RTR equipment at Ms. Hyman’s home and while traveling.
The CEO Agreement also provides that any outstanding equity awards held by Ms. Hyman that are not assumed by a successor entity on terms no less favorable than Ms. Hyman’s existing equity awards would accelerate and vest in full upon the occurrence of a “change of control” (as defined in the CEO Agreement); provided, that, to the extent any such equity awards were assumed or substituted by an acquirer or successor, such awards would accelerate and vest upon the earlier of (x) the time provided for in the applicable award agreement or the equity plan, (y) the one-year anniversary of such change of control, subject to Ms. Hyman’s continued employment through such date, and (z) the date of Ms. Hyman’s termination of employment by the Company without “cause,” by Ms. Hyman for “good reason,” or due to Ms. Hyman’s death or “disability” (each as defined in the CEO Agreement).
Pursuant to the CEO Agreement, if Ms. Hyman’s employment is terminated by us without “cause” or by Ms. Hyman for “good reason” (each as defined in the CEO Agreement), whether outside or within the 24-month period following a change of control, then, subject to her timely execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants, she will be entitled to, in addition to accrued amounts: (i) a cash amount equal to two times the sum of (x) her then-current annual base salary and (y) the greater of (1) the bonus that Ms. Hyman would have earned had she remained employed for the full year in which termination occurs, based on actual achievement and (2) her target annual bonus for the fiscal year in which the date of termination occurs; (ii) continued group health coverage for a period of up to 18 months following termination, and (iii) an extended post-termination option exercise period in accordance with the terms of the CEO Agreement. Ms. Hyman will continue to receive the same severance benefits in the event of a termination due to death or disability. Additionally, in the event a termination of employment other than for a termination for cause or a resignation that is not for good reason occurs prior to or upon the change of control, the vesting of Ms. Hyman’s outstanding equity awards will accelerate in full. The restrictive covenants described above will continue to apply under the CEO Agreement. The CEO Agreement also provides for a Section 280G “best net” cutback.

32

Sid Thacker
On April 11, 2023, the Company’s Board of Directors appointed Sid Thacker as the Company’s Chief Financial Officer, effective on May 25, 2023. In connection with his appointment, the Company entered into an offer letter amendment with Mr. Thacker, dated April 11, 2023 (the “Thacker Agreement”). The Thacker Agreement provides that, effective as of April 15, 2023, Mr. Thacker’s annual base salary was increased from $350,000 to $475,000. In February 2025, Mr. Thacker’s base salary was further increased from $475,000 to $550,000.
In fiscal year 2024, Mr. Thacker was eligible to participate in the fiscal year 2024 executive bonus program with a target bonus opportunity of 43% of his base salary. Notwithstanding anything to the contrary in the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) or his previous participation letter, Mr. Thacker is eligible to participate in the Severance Plan at the level of “Executive Officer Group” for purposes of any severance benefits payable thereunder.
In addition, Mr. Thacker was granted 21,250 RSUs in connection with his promotion, which vest in 12 quarterly installments on the quarterly anniversary of March 15, 2023 such that the RSUs will be fully vested on March 15, 2026, subject to his continued service through the applicable vesting dates.
Sarah Tam
On January 12, 2015, we entered into an offer letter with Ms. Tam to employ her as our SVP, Head of Merchandising & Planning (the “CMO Letter”), though she currently serves as our Chief Merchant Officer. The CMO Letter provided for an initial base salary of $300,000, which was subsequently increased to $500,000. The CMO Letter also provided for Ms. Tam’s initial stock option grant as well as for additional future stock option grants as determined by the Board of Directors.
In fiscal year 2024, Ms. Tam was eligible to participate in the fiscal year 2024 executive bonus program with a target bonus opportunity of 35% of her base salary.
Executive Severance Plan
We have adopted an Executive Severance Plan, or the Severance Plan, pursuant to which senior employees (including our named executive officers other than Ms. Hyman) are eligible to participate. Ms. Hyman does not participate in the Severance Plan. The Severance Plan provides for the payment of certain severance and other benefits to participants in the event of a qualifying termination of employment with us.
Termination of Employment not in Connection with a Change in Control
Sid Thacker
Under the Severance Plan, in the event of a termination of Mr. Thacker’s employment by us without “cause” or by him for “good reason” (each as defined in the Severance Plan), he will be eligible to receive the following benefits:
•	a cash payment equal to 0.5x Mr. Thacker’s then-current base salary because he has been employed with us for less than five years;
•
a lump-sum cash payment equal to the cash bonus with respect to the fiscal year in which Mr. Thacker’s termination of employment occurs, based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives, prorated for the number of days the named executive officer was employed during that fiscal year; and

•	company-paid COBRA premium payments for up to six months.

33

Sarah Tam
Under the Severance Plan, in the event of a termination of Ms. Tam’s employment by us without “cause” or by her for “good reason” (each as defined in the Severance Plan), she will be eligible to receive the following benefits:
•	a cash payment equal to 1.0x Ms. Tam’s then-current base salary because she has been employed with us for more than five years;
•
a lump-sum cash payment equal to the cash bonus with respect to the fiscal year in which Ms. Tam’s termination of employment occurs, based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives, prorated for the number of days the named executive officer was employed during that fiscal year; and

•	company-paid COBRA premium payments for up to 12 months.
Termination of Employment in Connection with a Change in Control
In the event of a termination of Mr. Thacker or Ms. Tam’s employment by us without “cause” or by Mr. Thacker or Ms. Tam for “good reason” during the period beginning three months before and ending on the 12-month anniversary of a “change in control” (as defined in the Severance Plan), each will be eligible to receive the following benefits:
•	a lump sum cash payment equal to 1.0x their then-current annual base salary;
•
a lump sum cash payment equal to 1.0x the greater of (1) the bonus that they would have earned had they remained employed for the full year in which termination occurs, based on actual achievement and (2) their target annual bonus for the fiscal year in which the date of termination occurs;

•	company-paid COBRA premium payments for up to 12 months; and
•
accelerated vesting of all equity awards which vest based solely on continued service with us or the passage of time, with awards that vest based on the achievement of performance objectives or conditions eligible to vest based on the applicable award agreement.

34

Equity Compensation Plan Information
The following table provides information as of January 31, 2025, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Securities(1)(2)	Weighted Average Exercise Price of Outstanding Options ($)(1)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)(4)
Equity compensation plans approved by security holders(5)	367,437	160.84	431,298
Equity compensation plans not approved by security holders	—	—	—
Totals	367,437		431,298

(1)	Amounts have been adjusted to reflect the Reverse Stock Split (See “Important Note Regarding the 2024 Reverse Stock Split” for more information).
(2)
Includes shares subject to outstanding awards granted, of which 33,538 shares of Class A common stock are subject to outstanding options, 333,263 shares of Class A common stock are subject to outstanding RSUs, and 636 shares of Class B common stock are subject to outstanding RSUs.

(3)
The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(4)
Consists of shares available for future issuance under the Amended and Restated 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”). As of January 31, 2025, 387,147 shares of Class A common stock and 636 shares of Class B common stock were available for issuance under the 2021 Plan, and 43,515 shares of Class A common stock were available for issuance under the ESPP. There was no ESPP purchase period in effect as of January 31, 2025 and as a result there were no rights to purchase shares under the ESPP outstanding as of January 31, 2025.

Our 2021 Plan and ESPP each contain an “evergreen” provision, which allows for an annual increase in the number of shares of Class A common stock available for issuance under the respective plan on the first day of each year commencing on January 1, 2022 and ending on and including January 1, 2031. The number of shares under the 2021 Plan shall be increased by 5% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board of Directors. The number of shares under the ESPP shall be increased by 1% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board of Directors.

No further shares are available for issuance under the 2019 Stock Incentive Plan (the “2019 Plan”) or the 2009 Stock Incentive Plan (“2009 Plan”).
(5)	Includes the 2021 Plan, the ESPP, the 2019 Plan, and the 2009 Plan.

35

Certain Relationships and Related Person Transactions
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this proxy statement, below we describe transactions since February 1, 2024 and each currently proposed transaction, in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.
Investors’ Rights Agreement
Following our IPO, certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in the Eighth Amended and Restated Investors’ Rights Agreement, as amended, or the Investors’ Rights Agreement, which we are a party to, along with certain holders of our capital stock, including our Chief Executive Officer and director, Jennifer Y. Hyman; our director Jennifer Fleiss; entities affiliated with Bain Capital Ventures, a holder of greater than 5% of our outstanding capital stock and affiliate of our director, Scott Friend; entities affiliated with Highland Capital Partners, a holder of greater than 5% of our outstanding capital stock and affiliate of our former director, Dan Nova; and entities affiliated with Technology Crossover Ventures, a holder of greater than 5% of our outstanding capital stock. The Investors’ Rights Agreement provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Stockholders Agreement
For a description of our Stockholders Agreement, see “The Board and Corporate Governance – Stockholders Agreement” above.
Other Transactions
Our head of Customer marketing and experience is a sibling of Jennifer Y. Hyman, our Co-Founder, Chief Executive Officer, President and Chair. On April 1, 2024, this employee received a salary increase to $341,000 from $310,000. The employee was also granted 7,500 RSUs in fiscal year 2024 and received a cash incentive bonus payment of $42,456 based upon the achievement of certain company and individual performance metrics in fiscal year 2024. The employee is eligible to receive an incentive cash bonus for fiscal year 2025 based upon the achievement of certain company metrics and participates in the fiscal year 2025 special retention program.
A member of our marketing team is the child of Daniel Rosensweig, a member of the Board of Directors. This employee joined RTR in February 2025 and, therefore, did not receive any compensation in fiscal year 2024. The employee’s salary is $190,000. The employee has also received a grant of 500 RSUs, and is eligible to receive an incentive cash bonus for fiscal year 2025 based upon the achievement of certain company metrics.

36

The compensation described above is based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers.
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval, and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written related person transaction policy, which requires that any related person transaction (as defined in the policy) must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, the Audit Committee will take into account the relevant facts and circumstances, including, among other things, the material terms and conditions, the basis for which the individual or entity is a related person, the related person’s interest in the transaction, the approximate dollar value of the transaction, whether the transaction is in the ordinary course, the business purpose for entering into the transaction with a related person versus an unrelated third party, whether the transaction is proposed to be or was entered into on terms no less favorable to RTR than terms that could have been reached with an unrelated third party, and any other material information. The Audit Committee will then approve or disapprove such transaction. In the event a related person transaction relates to compensation of employees, such transaction shall be reviewed, approved and/or ratified by the Compensation Committee.
In addition, our Code of Conduct (available on our website at investors.renttherunway.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under the Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our Related Person Transaction Policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Rent the Runway. We then review this information for any related person transactions and conflicts of interest.

37

Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of May 13, 2025, for:
•	each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•	each of our current directors;
•	each of our named executive officers; and
•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.
Applicable percentage ownership is based on 3,866,254 shares of Class A common stock and 155,634 shares of Class B common stock outstanding on May 13, 2025. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock or Class B common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of May 13, 2025 and shares of RSUs that are vested or will become vested within 60 days of May 13, 2025, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of all listed stockholders is 10 Jay Street, Brooklyn, New York 11201.

38

	Shares Beneficially Owned(1)
	Class A		Class B		Total
	Shares	%(2)	Shares	%(2)
Named Executive Officers and Directors:
Jennifer Hyman(3)	81,818	2.1%	63,996	41.1%	3.6%
Sid Thacker(4)	25,371	*	—	—	*
Sarah Tam(5)	21,037	*	—	—	*
Tim Bixby(6)	8,484	*	—	—	*
Jennifer Fleiss(7)	3,897	*	31,314	20.1%	*
Scott Friend(8)	2,422	*	—	—	*
Beth Kaplan(9)	31,837	*	—	—	*
Gwyneth Paltrow(10)	6,649	*	—	—	*
Daniel Rosensweig(11)	3,432	*	—	—	*
Mike Roth(12)	10,985	*	—	—	*
All Current executive officers and directors as a group, 14 persons(13)	248,016	6.4%	95,310	61.2%	8.5%

Over 5% Stockholders:
Entities affiliated with Bain Capital Ventures(14)	408,820	10.6%	—	—	10.6%
Yisroel Mordechai Goldstone(15)	336,082	8.7%	—	—	8.7%
Entities affiliated with Highland Capital(16)	255,218	6.6%	—	—	6.6%
Entities affiliated with CastleKnight Master Fund LP(17)	242,670	6.3%	—	—	6.3%
T. Rowe Price Investment Management, Inc.(18)	210,637	5.5%	—	—	5.5%
Entities affiliated with Technology Crossover Ventures(19)	197,481	5.1%	—	—	5.1%

*	Represents beneficial ownership of less than 1%.
(1)	Amounts have been adjusted to reflect the Reverse Stock Split (See “Important Note Regarding the 2024 Reverse Stock Split” for more information).
(2)	Calculated as % of Class A or Class B common stock as of May 13, 2025 plus any RSUs that will vest within 60 days of May 13, 2025.
(3)
Includes: (i) 71,297 shares of Class A common stock held by Ms. Hyman; (ii) 10,521 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025; (iii) 57,841 shares of Class B common stock held by Ms. Hyman; and (iv) 6,155 shares of Class B common stock held by Ms. Hyman’s spouse.

(4)	Consists of: (i) 20,788 shares of Class A common stock held by Mr. Thacker and (ii) 4,583 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025.
(5)	Consists of: (i) 19,006 shares of Class A common stock held by Ms. Tam and (ii) 2,031 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025.
(6)	Consists of: (i) 6,799 shares of Class A common stock held by Mr. Bixby and (ii) 1,685 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025.
(7)
Includes: (i) 2,212 shares of Class A common stock held by Ms. Fleiss; (ii) 1,685 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025; and (iii) 31,314 shares of Class B common stock held by Ms. Fleiss.

(8)
Consists of: (i) 737 shares of Class A common stock held by Mr. Friend and (ii) 1,685 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025. Does not include the shares of Class A common stock held by the Bain Capital Ventures Entities;

39

however, Mr. Friend disclaims any such beneficial ownership except to the extent of his pecuniary interest therein. Mr. Friend is a Managing Director of BCVI. As a result, by virtue of the relationships described in footnote (14), Mr. Friend may be deemed to share beneficial ownership of such securities held by the Bain Capital Ventures Entities. The address of Mr. Friend is c/o Bain Capital Ventures, 200 Clarendon Street, Boston, MA 02116.
(9)
Consists of: (i) 29,529 shares of Class A common stock held by Ms. Kaplan; (ii) 1,685 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025; and (iii) 623 shares of Class A common stock held by Axcel Limited Partnership over which Ms. Kaplan may be deemed to have voting and dispositive power.

(10)	Consists of (i) 4,964 shares of Class A common stock held by Ms. Paltrow and (ii) 1,685 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025.
(11)	Consists of: (i) 3,271 shares of Class A common stock held by Mr. Rosensweig and (ii) 161 shares of Class A common stock held by a trust.
(12)	Consists of (i) 9,300 shares of Class A common stock held by Mr. Roth and (ii) 1,685 RSUs relating to Class A common stock that will vest within 60 days of May 13, 2025.
(13)
Consists of: (i) 215,146 shares of Class A common stock; (ii) 32,870 RSUs relating to Class A common stock that will vest within 60 days of May 10, 2024; and (iii) 95,310 shares of Class B common stock.

(14)
Based on a Schedule 13G filed with the SEC on February 14, 2022. Consists of (i) 382,231 shares of Class A common stock over which Bain Capital Venture Fund 2009, L.P. (“BCV Fund 2009”) has shared voting and dispositive power; (ii) 23,337 shares of Class A common stock over which BCIP Venture Associates (“BCIP Venture”) has shared voting and dispositive power; and (iii) 3,252 shares of Class A common stock over which BCIP Venture Associates-B (“BCIP Venture-B”, and together with BCV Fund 2009 and BCIP Venture, the “Bain Capital Ventures Entities”) has shared voting and dispositive power. Bain Capital Venture Investors, LLC (“BCVI”) is the general partner of BCV Fund 2009. Boylston Coinvestors, LLC, a Delaware limited liability company (“Boylston”), is the managing partner of each of BCIP Venture and BCIP Venture-B. The governance, investment strategy, and decision-making process with respect to the investments held by the reporting persons is directed by the Executive Committee of BCVI, which consists of Enrique Salem and Ajay Agarwal. By virtue of the relationships described herein, each of BCVI and Mr. Salem and Mr. Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Ventures Entities. The principal business address for each of the foregoing is 200 Clarendon Street, Boston, MA 02116.

(15)
Based on a Schedule 13D/A filed with the SEC on March 6, 2024. Consists of 336,082 shares of Class A common stock over which Yisroel Mordechai Goldstone (“Mr. Goldstone”) has sole voting and dispositive power. The principal business address for Mr. Goldstone is 6400 Av. Isla Verde #12A, Carolina, PR 00979.

(16)
Based on a Schedule 13G/A filed with the SEC on February 14, 2025 by Highland Capital Partners VIII Limited Partnership (“Highland VIII”), Highland Capital Partners VIII-B Limited Partnership (“Highland VIII-B”), Highland Capital Partners VIII-C Limited Partnership (“Highland VIII-C”), Highland Management Partners VIII Limited Partnership (“HMP VIII LP”), Highland Management Partners VIII Limited (“HMP VIII Ltd”), Highland Leaders Fund I, L.P. (“HLF I”), Highland Leaders Fund I GP, L.P. (“HLF I GP LP”), and Highland Leaders Fund I GP, LLC (“HLF I GP LLC” and together with Highland VIII, Highland VIII-B, Highland VIII-C, HMP VIII LP, HMP VIII Ltd, HLF I, and HLF I GP LP, the “Highland Capital Entities”), and information known to the Company. Consists of (i) 154,428 shares of Class A common stock over which Highland VIII has shared voting and dispositive power; (ii) 2,394 shares of Class A common stock over which VIII-B has shared voting and dispositive power; (iii) 55,998 shares of Class A common stock over which Highland VIII-C has shared voting and dispositive power; and (iv) 42,398 shares of Class A common stock over which HLF I has shared voting and dispositive power. HMP VIII Ltd is the sole general partner of HMP VIII LP, which is the sole general partner of each of Highland VIII, Highland VIII-B, and Highland VIII-C. Each of HMP VIII Ltd and HMP VIII LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a former member of the Company’s Board of Directors), Paul Maeder, and Corey Mulloy are the directors of HMP VIII Ltd and may be deemed to share voting, investment, and dispositive power with respect to these securities. HLF I GP LLC is the sole general partner of HLF I GP LP, which is the sole general partner of HLF I. Each of HLF I GP LLC and HLF I GP LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a former member of the Company’s Board of Directors), Paul Maeder, Corey Mulloy, and Craig Driscoll are the managing members of HLF I GP LLC and may be deemed to share voting, investment, and dispositive power with respect to these securities. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The principal business address for each of the foregoing in this paragraph is One Broadway, 14th Floor, Cambridge, MA 02142.

(17)
Based on a Schedule 13G filed with the SEC on March 27, 2025. CastleKnight Master Fund LP (“CastleKnight Master Fund”) has shared voting and dispositive power with respect to 242,670 shares of Class A common stock. The principal business address for CastleKnight Master Fund is 888 Seventh Avenue, 24th Floor, New York, New York 10019.

(18)
Based on a Schedule 13G filed with the SEC on February 14, 2024. T. Rowe Price Investment Management, Inc. (“Price Investment Management”) has (i) sole voting and dispositive power with respect to 65,998 shares and (ii) sole and dispositive power with respect to 210,636 shares of Class A common stock. The principal business address for Price Investment Management is 101 E Pratt Street, Baltimore, Maryland 21201.

(19)
Based on a Schedule 13G filed with the SEC on November 14, 2024. Technology Crossover Management VIII, Ltd. (“Management VIII”) has sole voting and dispositive power over 197,481 shares of Class A common stock; Technology Crossover Management VIII, L.P. (“TCM VIII”) has sole voting and dispositive power over 187,454 shares of Class A common stock; TCV VIII, L.P. (“TCV VIII”) has sole voting and dispositive power with respect to 140,756 shares of Class A common stock; TCV VIII (A), L.P. (“TCV VIII (A)”) has sole voting and dispositive power with respect to 37,957 shares of Class A common stock; TCV VIII (B), L.P. (“TCV VIII (B)”) has sole voting and dispositive power with respect to 8,741 shares of Class A common stock; and TCV Member Fund, L.P. (“Member Fund”) has sole voting and dispositive power with respect to 10,027 shares of Class A common stock. Management VIII, as the ultimate general partner of the TCV Entities, may be deemed to have the sole power to dispose or direct the disposition of the shares held by the TCV Entities and have the sole power to direct the vote of such shares of Class A common stock. TCM VIII, as the direct general partner of TCV VIII, TCV VIII (A), and TCV VIII (B) (collectively, the “TCV VIII Funds”), may also be deemed to have sole power to dispose or direct the disposition of the shares of Class A common stock held by the TCV VIII Funds and have the sole power to direct the vote of such shares of Class A common stock. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The address of each of the foregoing is c/o TCV, 250 Middlefield Road, Menlo Park, CA 94025.

40

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2024, we believe that for fiscal 2024, all required reports were filed on a timely basis under Section 16(a), except for one Form 4 for Jennifer Hyman, reporting one transaction, that was filed one day late.

41

Additional Information
Stockholder Proposals
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 must submit the proposal in writing to our Secretary at Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201, by no later than January 22, 2026 and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2026 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Amended Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s Annual Meeting of Stockholders. That means that to be timely, a notice must be received no later than April 9, 2026 nor earlier than March 10, 2026 (assuming the meeting is held not more than 30 days before or more than 60 days after July 8, 2026). The notice must comply with the requirements set forth in our Amended Bylaws.
In addition to satisfying the foregoing requirements under the Amended Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 11, 2026.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Information Requests
Our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the SEC’s website, http://www.sec.gov, or on our website, investors.renttherunway.com. Copies of our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 may also be obtained for free by emailing investors@renttherunway.com. No other information on our website is incorporated by reference in or considered to be part of this Proxy Statement.
Other Business
We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.

42

Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding our business strategy and objectives and our executive compensation practices. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this proxy statement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to drive future growth or manage our growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; risks related to the macroeconomic environment; changes in global trade policies, tariffs, and other measures that could restrict international trade; our ability to cost-effectively grow our customer base; any failure to attract or retain customers;; our ability to accurately forecast customer demand, acquire and manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; risks related to shipping, logistics and our supply chain; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; our reliance on the experience and expertise of our senior management and other key personnel; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties to provide payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third-party manufacturers to comply with our vendor code of conduct or other laws; risks related to our debt, including our ability to comply with covenants in our credit facility; and risks related to our Class A capital stock and ownership structure; and risks related to future pandemics or public health crises.
Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our Annual Report on Form 10-K for the year ended January 31, 2025, as may be updated from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

43

Annex A
This proxy statement contains the non-GAAP financial measures, Adjusted EBITDA, and Adjusted EBITDA margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as an indicator of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this proxy statement. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.
We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation, write-off of liquidated assets, non-recurring adjustments, non-ordinary course legal fees, restructuring charges, loss on asset impairment related to restructuring, income tax (benefit) expense, other income and expense, and other (gains) / losses. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of total revenue, net for a period.
The reconciliation of the non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs, and non-recurring items.

A-1

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented.

	Years Ended January 31,
	2025	2024
	(in millions)
Net loss	$(69.9)	$(113.2)
Interest (income) / expense, net(1)	24.2	33.7
Rental product depreciation	64.6	57.1
Other depreciation and amortization(2)	12.5	14.7
Share-based compensation(3)	9.7	26.2
Write-off of liquidated assets(4)	6.6	3.4
Non-recurring adjustments(5)	0.1	1.7
Non-ordinary course legal fees(6)	0.3	0.3
Restructuring charges(7)	0.2	2.0
Loss on asset impairment related to restructuring(8)	—	1.1
Income tax (benefit) / expense	0.3	0.2
Other (income) / expense, net(9)	(2.1)	(0.7)
Other (gains) / losses(10)	0.4	0.4
Adjusted EBITDA	$46.9	$26.9
Net Loss as a percentage of revenue	(22.8)%	(38.0)%
Adjusted EBITDA Margin(11)	15.3%	9.0%

(1)	Includes debt discount amortization of $27.0 million in the year ended January 31, 2025 and $11.7 million in the year ended January 31, 2024.
(2)	Reflects non-rental product depreciation and capitalized software amortization.
(3)	Reflects the non-cash expense for share-based compensation.
(4)	Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)
Non-recurring adjustments for the year ended January 31, 2025 includes $0.1 million of costs related to one-time professional fees and for the year ended January 31, 2024 includes $1.7 million of costs primarily related to debt refinancing and related fees and the Option Exchange.

(6)	Non-ordinary course legal fees for the years ended January 31, 2025 and 2024 includes $0.3 million and $0.3 million, respectively, of costs related to a class action lawsuit.
(7)	Reflects restructuring charges for severance and related costs in connection with the January 2024 restructuring plan.
(8)	Reflects the asset impairment charges related to the discontinuation of a software implementation project in connection with the January 2024 restructuring plan in the year ended January 31, 2024.
(9)	Primarily includes the monetization of tax credits and government grants for the year ended January 31, 2025.
(10)	Includes gains/losses recognized in relation to foreign exchange, operating lease terminations and the related surrender of fixed assets.
(11)	Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.

A-2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/07/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RENT2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 07/07/2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors to serve until our 2028 Annual Meeting of Stockholders	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Tim Bixby 02) Jennifer Fleiss 03) Daniel Rosensweig

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Rent the Runway's independent registered public accounting firm for the fiscal year ending January 31, 2026.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000679485_1 R1.0.0.2

RENT THE RUNWAY, INC.
Annual Meeting of Stockholders
July 8, 2025 8:30 AM
This proxy is solicited by the Board of Directors

By signing this proxy card, you appoint Sid Thacker and Cara Schembri individually as proxies, each with the power to appoint his or her substitute, and authorize them to represent and vote the shares of Rent the Runway, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/RENT2025, at 8:30 a.m. Eastern Time on July 8, 2025, and at any adjournment or postponement of the meeting. In their discretion, the proxies are authorized to vote on (i) the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (ii) any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (iii) such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000679485_2 R1.0.0.2

Continued and to be signed on reverse side